CraftClick.com Announces Acquisition of Stitches to Go, A Leading Online Source for Cross Stitch Supplies
Tuesday, February 8, 2000




PLAYA DEL REY, Calif., Feb. 8 /PRNewswire/ -- CraftClick.com (OTC Bulletin
Board: CTCK - news) announced today the acquisition of Stitches To Go. Stitches To Go is an online Needlework supply store, offering over 7,500 items specifically to cross stitching enthusiasts. The Company is a comprehensive source for all items related to Cross Stitching, where customers can find patterns, threads, needles, fabric, patterns, and kits. Stitches to Go is accessible on the Web at www.gostitch.com.

CraftClick.com also announced that Jim and Jeanie Valentine, operators of Stitches To Go, will join CraftClick.com, lending their extensive knowledge of the Needlework industry to the Company.

Peter Yollin, Chairman and Chief Executive Officer of CraftClick.com, stated ``Within the vast Arts & Crafts community are numerous niches which have a large and dedicated following. In building our CraftClick.com network, we have sought to cater to such targeted communities, which will benefit from a centralized online meeting place, where people can find free projects, chat with fellow craftspeople, find local and nationwide craft-related events, and purchase all their supplies. This acquisition gives an instant window to a substantial population of stitchers worldwide.''

Jim and Jeanie Valentine stated, ``For more than four years, we have dedicated ourselves to running our web site, helping to unite stitching enthusiasts around the world. GoStitch.com is to our knowledge one of the oldest online needlework sites in existence, which has allowed us to develop strong relationships with thousands of customers and suppliers. Our web site averages about 900,000 hits per month, which is a testament to the great interest in cross stitching, and to the service and offerings of our site.''

The acquisition of Stitches To Go follows CraftClick.com's recent acquisitions of Bella-Decor.com and CraftNetVillage.com. Bella-Decor.com is an online Arts and Crafts search engine with an unparalleled reach throughout the online and off-line Arts and Crafts industry. CraftsSearch.com can be accessed on the Web at www.craftssearch.com or www.bella-decor.com. Milwaukee-based CraftNetVillage.com (www.craftnetvillage.com) has built a loyal following of craftspeople worldwide seeking Arts and Crafts products, projects, information and advice. One of the first large-scale online Arts and Crafts destinations, CraftNetVillage.com has served to bring craftspeople and craft merchants together on the Internet for almost five years.